Exhibit 99.1

FOR IMMEDIATE RELEASE

NRG Energy’s Board of Directors Rejects
Exelon Corporation’s Unsolicited Proposal

PRINCETON, NJ – November 9, 2008 – NRG Energy, Inc. (NYSE: NRG) today announced that its Board of Directors has unanimously determined that the October 19, 2008 unsolicited proposal from Exelon Corporation (NYSE: EXC) significantly undervalues NRG and is not in the best interests of NRG’s shareholders. The Board thoroughly reviewed Exelon’s proposal and reached its decision after careful consideration with its independent financial and legal advisors.

In making its determination, the NRG Board of Directors considered, among other factors, the following:

•	The Board believes Exelon’s opportunistically timed proposal grossly undervalues NRG on both an absolute basis and relative to Exelon’s share value;

•	Based on the proposed fixed exchange ratio of 0.485, NRG stockholders would own 17% of the combined company while contributing 30% of a combined company recurring cash flow in 2008.

•	The proposal is highly conditional as Exelon has yet to obtain committed financing and has had its credit rating downgraded

Accordingly, today on November 9, 2008, the following formal response was sent to Exelon Chairman and CEO, John Rowe:

November 9, 2008

Mr. John W. Rowe
Chairman and CEO
Exelon Corporation
P.O. Box 805398
Chicago, IL 60680-5398

Dear Mr. Rowe:

The Board of Directors of NRG Energy, Inc., with the assistance of its financial and legal advisors, has thoroughly reviewed and considered your October 19, 2008 letter. Based upon this review, the Board has unanimously rejected your proposal because it is not in the best interests of NRG shareholders as it manifestly undervalues NRG both on an absolute basis and relative to your own share value. One critical example of the inequity of your proposed 0.485 fixed exchange ratio is that, under your proposal, NRG shareholders would own only 17% of the combined company while contributing over 30% of a combined NRG-Exelon free cash flow in 2008.

Another important factor considered by the NRG Board of Directors was Exelon’s lack of committed financing to complete the transaction, which presents real risks of non-consummation to NRG’s shareholders. In your October 19th bid letter, you confirmed that the proposal had no committed financing arranged. On Monday, October 20th, you stated publicly that you would have fully committed financing “in place over the next few days.” On Tuesday, October 21st, Exelon’s corporate credit rating was downgraded by the rating agencies, and placed on credit watch with negative outlook. The Exelon letter, dated November 3rd, clearly communicates that Exelon can only arrange fully committed financing if NRG works with Exelon to make our financial resources available to you.

Your obvious difficulties on both the debt financing and credit rating front since your public bid supports our conclusion that, even apart from your proposal’s substantial undervaluation of NRG, your proposal is so highly conditional that it has severe implementation risk for which NRG shareholders are in no way compensated. As to your November 3rd suggestion that we work together to secure bondholder consent, or some other structural solution to keep the bonds in place, it would seem that your own experience over the past two weeks would have caused you to conclude that this credit environment is not the most opportune time to refinance all or a major portion of NRG’s long-term debt. Nor is it the best time to seek the indulgence of the credit rating agencies in support of the transaction contemplated by your proposal.

Please be assured that our Board’s decision is not an indication of disrespect for you or your company. Exelon undoubtedly is one of the top utility holding companies in the country. Likewise, we do agree with, and very much appreciate, your assessment that NRG is the “best investment available” in the power sector. In making its decision, our Board considered many of the same value drivers as you did, including:

•	NRG is about Cash. We believe the substantial decline in NRG’s stock price is an unwarranted aberration that completely overlooks unique factors representing our significant growth potential, overall stability associated with our first lien-supported hedge position and, most importantly, our exceptional liquidity and cash flow generation. We manage the business for cash and we are good at it. At current market prices, NRG on a standalone basis has a free cash flow yield of approximately 25%, over three times Exelon’s FCF yield, and we have cash on hand equal to close to 1/3 of our market cap.

•	NRG’s Standalone Growth Plan. NRG epitomizes growth through standalone development in the competitive power sector, with many of our efforts just now coming to fruition with the potential realization of huge value upside for our shareholders. Another aspect of our plan that supports our growth strategy is our pursuit of partnering with other companies on various growth projects. These joint ventures, with companies such as Toshiba Corporation, United Illuminating, British Petroleum, and EnergyCo, LLC, are a way to mitigate risk and minimize the need for bank financing, capital from the debt markets and other traditional borrowing sources. At the same time, the partnerships allow us to monetize our assets while capitalizing on the complementary skills of our partners. It is unclear to us why we should give away 83% of our intrinsic growth prospects to Exelon when NRG would only own 17% of the combined company.

•	NRG’s Industry and Texas-leading Nuclear Position. Your investor materials note that our nuclear plant, STP 1&2, is in the “top quartile” of American nuclear operations. In that characterization, you are being somewhat uncharitable since, as you well know, STP 1&2 is a good deal more than top quartile. The STP facility, which has earned more honors than any other U.S. nuclear power plant has, for the third time, received the industry’s top honor. On May 7, 2008, STP received the B. Ralph Sylvia “Best of the Best” award. STP is the only repeat winner of this award. In addition, during the past four years, STP’s track record of avoiding unplanned shutdowns for its two units has allowed it to produce more power than any of the other 32, two-reactor plants in the nation. STP is also, as you know, the lowest marginal cost producer of all nuclear plants in the United States.

•	Leading the Nuclear Renaissance. Together with our partner CPS Energy, we conceived STP 3&4, which in September 2007 became the first new nuclear plant in 29 years to file for a Combined Operating License. Our nuclear development initiative is being pursued by and through Nuclear Innovation North America LLC (NINA), our 88/12 joint venture with Toshiba Corporation, which continues to lead the way in nuclear development in merchant markets.

•	NRG’s Stability and Profitability, Despite Market Conditions. Based on our existing 24,000 MW of predominantly baseload generation with an optimal fuel mix, NRG has created stability in an incredibly volatile commodity environment. While the key drivers of value for our sector—natural gas and power prices, as well as demand growth—have experienced recent declines, our portfolio remains substantially hedged going forward, largely insulating us from the recent contraction in these markets and largely securing profitability for the difficult period ahead.

•	NRG’s Substantial Cash Flow Can Fund Both Significant Return of Capital to Shareholders and Growth. Even after considerable CAPEX investment in major maintenance and environmental remediation, NRG expects to be very substantially free cash flow positive. We expect to invest that cash, as we have in the past, both in the regular return of capital to shareholders and in value-enhancing growth opportunities. With respect to repayment of debt, while we also will be paying down debt along the way consistent with the terms of our debt securities, we have no significant corporate debt maturities until 2013.

As you can see, NRG is stronger than ever before in our history and our prospects have never looked better.

Based on these factors, we could not be more certain in our belief that your proposal is opportunistic, serving only as a means for Exelon to extract a severely disproportionate percentage of the current and future value of NRG and its assets from its rightful owners, NRG’s shareholders, and transfer it to Exelon and its shareholders.

We made you aware of our Board of Directors’ and management team’s commitment to maximizing value for our shareholders at our meeting on September 30th. In fact, when we received your call on September 26th to set up the September 30th meeting, you explicitly acknowledged Exelon’s willingness to agree to a value proposition that came closer to reflecting NRG’s fundamental value. While we remain open to extrinsic opportunities that will create value for our shareholders, we also hoped that you understood from our conversation our confidence in achieving our value objectives through our continued successful implementation of our strategic plan as a standalone public company. Instead, 19 days later, you came in with a lowball exchange ratio vastly below the price range you had mentioned in setting up the September 30th meeting.

Now, as you have eschewed a private negotiation and pursued us in a highly public and preemptive manner, in a way that has obviated the possibility of thorough discussion, it is incumbent on us to note that, in addition to the inadequate value proposition, there are several important risks and concerns to NRG shareholders embedded within your proposal which were not addressed in your letter nor in your many subsequent public announcements given that your proposed consideration is Exelon stock, including:

•	Exelon Third Quarter Results. While NRG’s third quarter performance exceeded expectations, Exelon’s performance moved in the other direction. Exelon’s third quarter earnings were below consensus estimates, and Exelon guided the investor community to the bottom end of its full-year 2008 guidance, weighed down by the major downturn in Exelon’s utility business. In addition, while NRG announced a 2009 share buyback program, Exelon has “indefinitely suspended” its program in order to conserve cash, highlighting the potential impact of the continued uncertainty in capital and credit markets on Exelon’s future cash needs. This reinforces our view that in this market cash is critical and NRG’s shareholders should enjoy the undiluted benefit of NRG’s cash.

•	Management is Important. NRG is a large and complicated competitive power generation company. Your proposal effectively is to merge NRG’s assets into Exelon Generation, which itself will become a big and complicated competitive power generation company as its transitional arrangements roll off over the next few years. Yet Exelon itself is a very traditional utility holding company and your management team is made up of utility veterans and executives from other industries. Indeed, as best we can tell, we see no evidence of even a single senior executive at Exelon with any experience whatsoever working at a true competitive power generation company. As such, we have a serious concern as to whether Exelon Generation’s current management is best suited to run NRG’s assets. Additionally, you, the CEO and Chairman of the utility holding company, are on the verge of retirement and your CFO and head of M&A recently left the company. Given the stock-for-stock nature of your proposal, if NRG stockholders will be relying on Exelon management for value creation, we believe that you need to make clear who that management team will be going forward.

•	Understanding the Risks Associated with Low Investment Grade is Critically Important. Subsequent to your going public with your letter, you and your CFO divulged that maintaining investment grade ratings of BBB-/Baa3 at Exelon was essential to you and your Board of Directors. You committed the combined company to a single-minded focus on “restoring” Exelon to “solid” investment grade. Based on our considerable experience dealing with the rating agencies and their absolutely entrenched perspectives with respect to the competitive power generation industry, we find Exelon’s approach to the credit rating issue highly problematic on two grounds:

•	Rating upgrades in the competitive power generation are few and far between; and even more importantly

•	The low investment grade credit rating which you seek and seem to consider as a satisfactory outcome, even though higher than our standalone credit rating, is infinitely more risky to the business because of the rating downgrade triggers that invariably attach to low investment grade credits. It is surprising to us, that in the wake of the rating downgrade-driven collapse of Constellation Energy, and the massive destruction of equity value which ensued, that any power industry professional would consider the lowest investment grade rung as a stable foundation to run a 48,000 MW merchant power company. As the Constellation Energy experience demonstrated so vividly and so recently, any hiccup leading to a ratings downgrade, or even the threat of a downgrade, can result in a destruction of equity value at a speed and on a scale like no other. We continue to believe that solid BB is the optimal credit rating for a competitive power generation company in that it allows management to work for the benefit of the shareholders rather than for the benefit of the rating agencies.

•	Costs Outweigh Synergies. Refinancing all or a portion of our single B rated NRG debt today creates economic waste of possibly $300 million to $500 million per year that would significantly impact the value to our shareholders and further pressure the ratings of a combined entity. Additionally, your investor presentation notes positive synergies yet fails to take into account the considerable transaction costs and those costs associated with refinancing all or a major portion of NRG’s debt given the current credit environment.

•	NRG’s Growth Diluted and Possibly Derailed. NRG, as you know, has an industry-leading development program with recently successful repowerings in California and Connecticut, a thriving wind farm development program, and demonstration projects under development in post-combustion carbon capture technology and plasma gasification, among others. Under Exelon, at best, the benefits of our growth program to NRG shareholders would be severely diluted. Under Exelon, at worst, our growth prospects would be capital-starved (because of your preoccupation with the rating agencies and debt repayment) as well as being subject to the inherent shortcomings of utility holding company ownership. By that we mean that power plant development in merchant markets is not well-suited to the hierarchical nature of utility management. Certainly, we are unable to discern a track record of successful IPP development either at Exelon or its predecessor utilities.

•	Special Case of Nuclear Development. A case in point is our differing approaches to nuclear development. Our approach has been, and continues to be, to deploy the ABWR technology, the only advanced nuclear technology which has been built on time and on budget; and to work with the OEM (Toshiba Corporation) which has the requisite completion experience and track record with the technology and the corporate commitment to duplicate its nuclear success in the United States, working at what we believe to be the best site for nuclear construction in North America. Exelon, on the other hand, working in the same merchant market environment as us, but at a challenging greenfield site, continues to pour development resources into an unproven design, not yet certified by the NRC, never before built and involving substantial first-of-a-kind engineering. As such, we are concerned that you are on a path to repeat the nuclear construction experience of the 1970-80s by taking nuclear completion risk “on balance sheet;” and that is a risk which, no matter how much you intend to grow your balance sheet, concerns us (on behalf of our shareholders) immensely.

•	Growth the Exelon Way. From analyst reports, we discern that Exelon’s growth prospects over the medium term are absolutely dependent on both government action to enact climate change legislation favorable to Exelon in its detail, and state government inaction during the roll off to full competition in Pennsylvania (2011) and Illinois (2013). While we at NRG have great faith in the free market instincts of our public policy makers, we believe a prolonged period of economic distress is going to make it very difficult for public policymakers at all levels of government to put the interests of Exelon shareholders ahead of ratepaying voters. Yet, of even greater concern to us, is the threat to Exelon’s expected financial benefit from federal carbon legislation. Your nuclear generation assets stand to be enormous beneficiaries of federal carbon legislation but we are very concerned that any financial upside derived by your generation business will be “clawed back” by your states on the regulated side.

We agree with you that NRG is unique. NRG is the best-positioned, highest-growth, most well-diversified and best-hedged company in the sector. Exelon shareholders are able to access the benefits of NRG ownership easily and immediately through direct investment in NRG, while avoiding the management uncertainty, conditionality and economic waste implicit in your proposal. Indeed, we believe that our shareholders well understand the NRG value proposition, and the NRG Board believes that NRG shareholders should realize the full, undiluted benefits of the value that these attributes and skills will create for them in the years to come. Your proposal would significantly dilute the value proposition for NRG shareholders and that is not at all compelling.

Please be assured that NRG is a believer in industry consolidation and has and always will be a willing seller or buyer when genuine value can be created for both parties. Your proposal, while undoubtedly an exceptional deal for your shareholders, is not at all right for our shareholders. As such, we respectfully decline your offer.

Sincerely,

/s/ David Crane	/s/ Howard Cosgrove
David Crane President and Chief Executive Officer	Howard Cosgrove Chairman of the Board

cc: Board of Directors of Exelon Corporation, c/o Corporate Secretary, Exelon Corporation

Conference Call

NRG Energy will host a conference call on Monday, November 10, 2008 at 9:00 a.m. eastern to discuss the announcement. Participants may access the live, listen-only conference call by dialing 800.762.8779 (toll-free) or 480.629.1990 (international). The conference ID # is 3940444. A slide presentation and live audio webcast will be available at http://www.nrgenergy.com under the “Investors” section from the menu at the top of the page. The webcast will be archived on the Company’s website for those who are unable to listen in real time. Participants should plan to dial in or log on approximately five minutes prior to the scheduled start time.

About NRG
NRG Energy, Inc., a Fortune 500 company, owns and operates one of the country’s largest and most diverse power generation portfolios. NRG’s 48 plants provide approximately 24,000 megawatts of generation capacity—enough to power nearly 20 million homes. In November 2007, NRG won two of the industry’s highest honors—Platts Industry Leadership and Energy Company of the Year awards. Headquartered in Princeton, NJ, NRG is a member of the U.S. Climate Action Partnership (USCAP), a group of business and environmental organizations calling for mandatory legislation to reduce greenhouse gas emissions. More information is available at www.nrgenergy.com.

Safe Harbor Disclosure

This news release does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval.

Certain statements contained herein may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, and typically can be identified by the use of words such as “will,” “expect,” “estimate,” “anticipate,” “forecast,” “plan,” “believe” and similar terms. Although NRG believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated above include, among others, risks and uncertainties related to the capital markets generally.

NRG undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The foregoing review of factors that could cause NRG’s actual results to differ materially from those contemplated in the forward-looking statements included herein should be considered in connection with information regarding risks and uncertainties that may affect NRG’s future results included in NRG’s filings with the Securities and Exchange Commission at www.sec.gov.

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Contacts:

Investors:	Media:
Nahla Azmy 609.524.4526	Meredith Moore 609.524.4522
David Klein 609.524.4527	Lori Neuman 609.524.4525
Dave Knox (Texas and Louisiana) 713.795.6106